Exhibit 99.1

RUBICON TECHNOLOGY, INC. REPORTS FIRST QUARTER

2015 RESULTS OF OPERATIONS

Bensenville, Ill. – May 7, 2015— Rubicon Technology, Inc. (NASDAQ:RBCN), a leading provider of sapphire substrates and products to the LED, semiconductor, and optical industries, today reported financial results for its first quarter ended March 31, 2015.

The Company reported first quarter revenue of $8.9 million which was consistent with the prior quarter revenue and reduced its loss per share despite continued weakness in the LED market. Demand for the Company’s two-inch sapphire cores, primarily used in the mobile device market, increased in the period but was offset in part by lower revenue from four-inch LED core sales. The Company continued qualifying its large diameter PSS wafers and believes that PSS revenue will ramp in the second half of the year. A table with the breakdown of revenue is included with this press release.

Loss per share in the first quarter was $0.32 as compared with prior quarter loss of $0.36.

The Company also reviewed the status on key objectives for 2015, which include aggressively pursuing the potential of its PSS product, targeting high margin optical applications and driving down product costs. William Weissman, Rubicon’s CEO, commented, “The sapphire market continues to be very challenging but the actions we are taking during this difficult time in the market will position the Company to drive better margins from a more diverse set of products once the market improves.”

Second Quarter 2015 Guidance

The Company expects second quarter revenue and loss per share to be similar to the first quarter. While core sale volumes will likely be higher, total revenue is expected to be similar to the first quarter due to additional pricing pressure, particularly on two-inch material. Loss per share is also expected to be similar to the first quarter with cost reductions offsetting the additional price pressure. Commenting on the Company’s outlook, Mr. Weissman said, “While we expect second quarter results to be comparable to the first quarter, we have visibility into growing PSS volumes in the second half of the year. With increased wafer revenue in combination with reducing product costs, we expect a meaningful improvement in operating results by the end of the year.”

Conference Call Details

Rubicon will host a conference call at 5:00 p.m. Eastern time on May 7, 2015 to review the first quarter 2015 results and the second quarter outlook. The conference call will be available to the public through a live audio web broadcast via the Internet. Log on through the Investor Relations section of Rubicon’s website at http://ir.rubicontechnology.com. An audio replay of the call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 9:00 a.m. Eastern time on May 14, 2015, and can be accessed by dialing (877) 344-7529 or (412) 317-0088 (international). Callers should reference conference ID 10064451. The webcast will be archived on the Company’s website.

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is a vertically integrated advanced electronic materials provider specializing in monocrystalline sapphire for applications in light-emitting diodes (LEDs), optical systems and specialty electronic devices. Rubicon has a proprietary technology platform and expertise extending from the preparation of raw aluminum oxide through sapphire crystal growth and fabrication to large-diameter polished sapphire wafers and patterned sapphire substrates (PSS), enabling Rubicon to supply custom sapphire products with superior quality and precision. Rubicon is ISO 9001 certified and ITAR registered.

Further information is available at http://www.rubicontechnology.com.

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the first quarter of 2015, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include changes in the average selling prices of sapphire products, our successful development and market acceptance of new products, dependence on key customers, potential disruptions in our supply of electricity, changes in our product mix, our ability to protect our intellectual property rights, the competitive environment, the availability and cost of raw materials, the cost of compliance with environmental standards, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. For these reasons, readers are cautioned not to place undue reliance on the Company’s forward-looking statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

CONTACT:

Dee Johnson

Vice President, Investor Relations

847-457-3426

Rubicon Technology, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	March 31,
	2015	2014
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$25,127	$27,681
Restricted cash	179	161
Short-term investments	15,876	35,481
Accounts receivable, net	7,553	8,168
Inventories	21,798	28,570
Other current assets	8,920	13,780

Total current assets	79,453	113,841
Property and equipment, net	104,593	113,637
Other assets	1,604	1,346

Total assets	$185,650	$228,824

Liabilities and Stockholders’ Equity
Accounts payable	$2,640	$5,676
Accrued and other current liabilities	1,845	2,759

Total current liabilities	4,485	8,435

Deferred tax liability	622	162

Total liabilities	5,107	8,597

Stockholders’ equity	180,543	220,227

Total liabilities and stockholders’ equity	$185,650	$228,824

Rubicon Technology, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands except share and per share amounts)

	Three months ended March 31,
	2015	2014

Revenue	$8,910	$14,268
Cost of goods sold	14,019	21,762

Gross loss	(5,109)	(7,494)

General and administrative expenses	2,068	2,388
Sales and marketing expenses	338	467
Research and development expenses	433	576

Total operating expenses	2,839	3,431

Loss from operations	(7,948)	(10,925)

Other income:
Interest (expense) income and other, net	(364)	37

Loss before income taxes	(8,312)	(10,888)
Income tax expense	(36)	(6)

Net loss	$(8,348)	$(10,894)

Net loss per common share:
Basic	($0.32)	($0.43)
Diluted	($0.32)	($0.43)

Weighted average common shares outstanding used in computing net income per common share, basic and diluted:	26,129,276	25,317,147

Rubicon Technology, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended March 31,
	2015	2014
Cash flows from operating activities
Net loss	$(8,348)	$(10,894)

Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	3,317	3,507
Other	334	448
Deferred taxes	29	—
Changes in operating assets and liabilities
Accounts receivable	770	(4,597)
Inventories	647	5,781
Other assets	432	(494)
Accounts payable	(1,050)	1,192
Accrued expenses and other current liabilities	(138)	584

Net cash used in operating activities	(4,007)	(4,473)

Cash flows from investing activities
Purchases of property and equipment	(234)	(1,924)
Purchases of investments	(307)	(26,675)
Proceeds from sale of investments	5,000	4,500

Net cash provided by (used in) investing activities	4,459	(24,099)

Cash flows from financing activities
Proceeds from issuance of common stock, net of issuance costs	—	34,961
Other financing activities	(4)	260

Net cash (used in) provided by financing activities	(4)	35,221

Net effect of currency translation	326	(39)

Net increase in cash and cash equivalents	774	6,610
Cash and cash equivalents, beginning of period	24,353	21,071

Cash and cash equivalents, end of period	$25,127	$27,681

Rubicon Technology, Inc.

Revenue by Product Group

(in thousands)

	Three months ended March 31,	Three months ended December 31,	Three months ended March 31,
	2015	2014	2014
Core
2 Inch	$4,046	$3,192	$8,500
4 Inch	1,040	1,554	2,855
6 Inch	23	5	—

Total Core	5,109	4,751	11,355
Polished	1,427	1,470	1,005
PSS	464	511	90
R&D	141	137	125
Optical and other	1,769	2,043	1,693

	$8,910	$8,912	$14,268